Milliman Variable Insurance Trust 485BPOS

Exhibit 99(g)(i)(2)

FORM OF AMENDMENT TO THE

CUSTODY AGREEMENT

THIS Amendment is made and entered into as of [            ], to the Custody Agreement, dated as of September 23, 2021 (the “Agreement”) by and between Millliman Variable Insurance Trust, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit A of the agreement to update the list of funds; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date written above.

MILLIMAN VARIABLE INSURANCE TRUST

By:

Name:

Title:

Date:

U.S. BANK NATIONAL ASSOCIATION

By:

Name:

Title:

Date:

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EXHIBIT A

to the Custody Agreement

Separate Series of Milliman Variable Insurance Trust

Name of Series

Milliman – Capital Group Hedged U.S. Growth Fund

Milliman – Capital Group Hedged U.S. Income and Growth Fund

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